Exhibit 5.1

CINDY SHY, P.C.
A professional law corporation
P.O. Box 380-236 • Ivins, Utah 84738 • Telephone (435) 674-1282 • Fax (435) 673-2127

April 15, 2010

Board of Directors

Pacific WebWorks, Inc.

230 West 400 South, First Floor

Salt Lake City, Utah 84101

Re:

Registration Statement on Form S-8/A

File No. 333-134534

Members of the Board:

This firm has been engaged by Pacific WebWorks, Inc., a Nevada corporation (the “Company”), to render an opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8/A filed by the Company with the Securities and Exchange Commission (the “Registration Statement”).

In connection with this opinion, this firm has examined and is familiar with originals or copies, certified or otherwise identified to its satisfaction, of:

(i)

the Articles of Incorporation and bylaws of the Company, as amended;

(ii)

certain resolutions and written consents of the Board of Directors of the Company relating to the issuance and registration of the shares;

(iii)

a copy of the Pacific WebWorks, Inc. 2001 Equity Incentive Plan, as amended; and

(iv)

such other documents as this firm has deemed necessary or appropriate as the basis for the opinions set forth below.

In such examination, this firm has assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to this firm as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion which this firm did not independently establish or verify, it has relied upon statements and representations of officers and other representatives of the Company and others.

Based on and subject to the foregoing, this firm is of the opinion when the options are exercised under the terms of each option agreement and the underlying shares are issued, those shares of common stock granted under the Plan are duly authorized.  The shares will be, when and if issued, validly issued, fully paid and non-assessable shares of the Company.

This opinion is expressly limited in scope to the shares expressly covered by the above referenced Registration Statement and this opinion does not cover any subsequent issuances of any securities to be made in the future pursuant to other plans, if any, pertaining to services performed in the future.  Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above referenced registration statement, which will be required to include a revised or a new opinion concerning the legality of the securities to be issued.

This firm hereby consents to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, this firm does not thereby admit that it is included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Sincerely,

/s/ Cindy Shy, P.C.

Cindy Shy, P.C.